Exhibit 99.1

#2881

Corporate Communications 1 W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

CONTACT:	Media Relations:	Investor Relations:
	Greg Euston	Bridget Sarikas
	(404) 870-6809	(410) 531-4194

GRACE ELECTS MARK TOMKINS TO BOARD OF DIRECTORS

COLUMBIA, MD, September 6, 2006 – W. R. Grace & Co. (NYSE: GRA) today announced the election of Mark Tomkins to serve on its Board of Directors effective immediately.  Tomkins’ election increases the number of directors on the Grace board to nine.

Tomkins, 51, last served as senior vice president and chief financial officer of Innovene, a petrochemical and oil refining company that is now part of the INEOS Group.  Over the course of his career, he has held senior financial management positions for several top chemical and industrial companies including Vulcan Materials Company, Chemtura, Honeywell and Monsanto.

“We are delighted that Mark has agreed to join the Grace Board,” said Fred Festa, Grace’s president and CEO. “His record of business and financial leadership combined with his history in the chemical industry makes him a strong addition to our Board.”

Grace is a leading global supplier of catalysts and other products and services to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and materials for commercial and residential construction; and can sealants and coatings for food packaging. With annual sales of more than $2.5 billion, Grace has more than 6400 employees in nearly 40 countries. For more information, visit Grace’s web site at www.grace.com.

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